Exhibit 10.1

TAX MATTERS AGREEMENT

DATED AS OF DECEMBER 19, 2025
BY AND BETWEEN

TECTONIC FINANCIAL, INC.

AND

TECTONIC ADVISORS, LLC

AND

THE TA CONTINUING SHAREHOLDERS

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of December 19, 2025, by and between Tectonic Financial, Inc., a Texas corporation (“Parent”), Tectonic Advisors, LLC, a Texas limited liability company and, prior to the Distribution (as defined below), a wholly owned subsidiary of Parent (“Spinco”) (Parent and Spinco are sometimes referred to together as the “Companies” and, as the context requires, individually as the “Company”), and the TA Continuing Shareholders (as defined below).

RECITALS

WHEREAS, the Board of Directors of Parent determined it appropriate and desirable to completely separate Spinco and the Spinco Business from Parent;

WHEREAS, through the Distribution Time (defined below), Parent has been the common parent of an affiliated group of corporations within the meaning of Section 1504 of the Code, which has elected to file consolidated tax returns for U.S. federal income tax purposes;

WHEREAS, pursuant to the Separation and Distribution Agreement, pursuant to which (a) before the Distribution Time, Parent and its Affiliates, as the case may be, will transfer, or cause Spinco to transfer, certain assets to Spinco and shall cause Spinco to assume certain liabilities, (b) before the Distribution Time, for U.S. federal income tax purposes, Parent will cause Spinco to elect to be treated for U.S. federal income tax purposes to convert from an entity disregarded from its owner to an association taxable as a corporation, which is intended to be treated as a deemed contribution by Parent of all of the assets of Spinco to a new corporation in exchange for all of the stock of SpinCo (the “Contribution”), and, as a result of the Contribution, Spinco joined the consolidated group of Parent as of the date of the Contribution, (c) before the Distribution Time, in connection with the Separation, Spinco will take all such actions as shall be necessary to obtain the financing and shall use the proceeds of the financing to pay the cash in the amount of proceeds to Parent, and (d) at the Distribution Time, Parent shall distribute to certain of its shareholders (the “TA Continuing Shareholders”) all of the outstanding common stock in Spinco in exchange for certain common shares held by the TA Continuing Shareholders (the “Distribution”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Contribution and the Distribution, taken together, shall qualify as a “reorganization” under Sections 355(a) (the “Split-Off”) and 368(a)(1)(D) of the Code (the “D Reorganization”);

WHEREAS, as a result of the Distribution, at the end of the day on which the Distribution occurs, on or around January 5, 2026 (the “Effective Date”), Spinco will cease to be a member of the affiliated group (within the meaning of Section 1504 of the Code and Treasury Regulations Section 1.1502-76(b)) of which Parent is the common parent (the “Deconsolidation”);

WHEREAS, as a result of the Distribution, (a) on the date after the Distribution, Spinco will become wholly owned by the TA Continuing Shareholders, (b) as of the month-end immediately preceding the Effective Date (the “Cut Off Date”), Spinco will receive all of the earnings associated with the Spinco Business, and (c) after the Cut Off Date, Parent and the Parent Group will not receive any earnings associated with the Spinco Business; and

WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, (b) allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes, and (c) set forth certain covenants and indemnities relating to the preservation of the qualification statuses of the Split-Off and the D Reorganization;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement and the Tax Opinion:

“Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the corresponding Treasury Regulations) by (i) Spinco of the Spinco Business as conducted immediately prior to the Distribution, and (ii) Parent and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Parent Business as conducted immediately prior to the Distribution.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any entity that is directly or indirectly in the “control” of either the person in question or an Affiliate of such person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. The term Affiliate shall refer to an Affiliate of the person in question as determined immediately after the Distribution.

“Agreement” shall have the meaning provided in the preamble.

“Ancillary Agreements” has the meaning set forth in the Separation and Distribution Agreement.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in Plano, Texas or New York, New York are authorized or obligated by law or executive order to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” and “Companies” shall have the meaning provided in the first sentence of this Agreement.

“Controlling Party” shall have the meaning set forth in Section 10.02(e) of this Agreement.

“Deconsolidation” shall have the meaning provided in the Recitals.

“Distribution Date” means on or around January 5, 2026, the last date on which Spinco qualified as a member of the affiliated group (as defined in Section 1504 of the Code) of which Parent is the common parent.

“Distribution” has the meaning set forth in the Separation and Distribution Agreement.

“Distribution Time” means at the end of the day on the Distribution Date.

“D Reorganization” shall have the meaning set forth in the Recitals.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Other Tax” means any Tax imposed by the federal government of the United States of America other than any Federal Income Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Federal Taxes” means any and all Federal Income Tax and Federal Other Tax.

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code and the corresponding Treasury Regulations (taking into account Treasury Regulation Section 1.355-8).

“Filing Date” shall have the meaning set forth in Section 7.04(d) of this Agreement.

“Final Determination” means the final resolution of liability for any Income Tax or Other Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under Tax Law, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under applicable Tax Laws; (d) by any allowance of a refund or credit in respect of an overpayment of Income Tax or Other Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax or Other Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“High-Level Dispute” means any dispute or disagreement (a) relating to liability under Section 7.03 of this Agreement or (b) in which the amount of liability in dispute exceeds $1.0 million.

“Income Tax” means any Federal Income Tax or State Income Tax.

“Indemnitee” shall have the meaning set forth in Section 13.03 of this Agreement.

“Indemnitor” shall have the meaning set forth in Section 13.03 of this Agreement.

“IRS” means the Internal Revenue Service, a bureau of the U.S. Treasury Department.

“Joint Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither a Spinco Adjustment nor a Parent Adjustment.

“Joint Return” shall mean any Return of a member of the Parent Group that is not a Separate Return.

“Non-Controlling Party” shall have the meaning set forth in Section 10.02(e) of this Agreement.

“Notified Action” shall have the meaning set forth in Section 7.03(a) of this Agreement.

“Other Tax” means any Federal Other Tax or State Other Tax.

“Parent” shall have the meaning provided in the first sentence of this Agreement.

“Parent Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Parent would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Parent Business” means, collectively, the business of Parent and the TFI Entities (other than Spinco).

“Parent Federal Consolidated Income Tax Return” means any Tax Return with respect to Federal Income Tax for the Post-Distribution Parent Affiliated Group.

“Parent Group” means Parent and its Affiliates, excluding Spinco.

“Parent Group Transaction Returns” shall have the meaning set forth in Section 4.04(b) of this Agreement.

“Parent Representation Letter” means the Representation Letter of Parent, signed by A. Haag Sherman, with respect to various factual representations and certifications relating to the Split-Off.

“Parent Separate Return” means any Separate Return of Parent or any member of the Parent Group.

“Parent State Combined Income Tax Return” means a consolidated, combined or unitary State Income Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group together with Spinco.

“Past Practices” shall have the meaning set forth in Section 4.04(a) of this Agreement.

“Payment Date” means (i) with respect to any Parent Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” shall have the meaning set forth in Section 5.03(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for Federal Income Tax purposes.

“Post-Distribution Period” means any Tax Period beginning on the day after the Distribution Date.

“Post-Distribution Parent Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Parent is the common parent following the Distribution.

“Pre-Distribution Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) of which Parent is the common parent during the Pre-Distribution Period.

“Pre-Distribution Period” means any and all Tax Periods ending on or before the Distribution Date.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Qualification Status” means the qualification of the Contribution and the Distribution, taken together, (i) as a transaction that meets the requirements to qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and (ii) as a transaction that meets the requirements to qualify as a distribution of the Spinco Interests to the TA Continuing Shareholders under Section 355(a) of the Code.

“Required Party” shall have the meaning set forth in Section 5.03(a) of this Agreement.

“Responsible Company” means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” shall have the meaning set forth in Section 9.01 of this Agreement.

“Separate Return” means (a) in the case of any Tax Return of Spinco, any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return of any member of the Parent Group (including any consolidated, combined or unitary return), any such Tax Return that does not include Spinco.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement by and between Parent and Spinco dated as of December 19, 2025.

“Spinco” shall have the meaning provided in the first sentence of this Agreement.

“Spinco Adjustment” means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Spinco would be exclusively liable for any resulting Tax under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

“Spinco Business” means, collectively, the business of Spinco.

“Spinco Capital Stock” means all classes or series of capital stock of Spinco, including (i) the Spinco Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Spinco for U.S. federal income tax purposes.

“Spinco Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax item of Spinco which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Spinco Federal Income Tax Return” shall mean any Tax Return with respect to Federal Income Tax of Spinco.

“Spinco Representation Letters” means each of the following representation letters in connection with the rendering of the Tax Opinion: (a) the Representation Letter of Spinco, as signed by Michelle Baird, with respect to various factual representations and certifications relating to the Split-Off and (b) the Representation Letter of Spinco, as signed by Mr. Satterfield, with respect to various factual representations and certifications relating to the Split-Off.

“Spinco Separate Return” means any Separate Return of Spinco.

“Split-Off” shall have the meaning set forth in the Recitals.

“Split Parent State Combined Income Tax Return” shall have the meaning set forth in Section 4.05(b).

“State Income Tax” means any Tax imposed by any state of the U.S. or by any political subdivision of any such state which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Other Tax” means any Tax imposed by any state of the United States or by any political subdivision of any such state other than any State Income Taxes, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“State Tax” means any State Income Taxes or State Other Taxes.

“Straddle Period” means a taxable period (or portion thereof) beginning before the Distribution and ending after the Distribution.

“Subsidiary” means an entity that is treated as a corporation for U.S. federal income tax purposes, that is an “includable corporation” within the meaning of Section 1504(b) of the Code, and that may be a member of Parent’s affiliated group within the meaning of Section 1504(a) of the Code.

“TA Continuing Shareholders” shall have the meaning set forth in the Recitals.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, gross margin, net margin, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, escheat, unrecovered property, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (including any assessment, or other charge in the nature of or in lieu of any tax but excluding, for the avoidance of doubt, any assessment under applicable escheat, abandoned property or unclaimed property laws) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a tax counsel or tax accountant of recognized national standing in the practice of U.S. federal income tax matters.

“Tax Advisor Dispute” shall have the meaning set forth in Section 14 of this Agreement.

“Tax Attribute” shall mean a net operating loss, net capital loss, investment credit, foreign tax credit, excess charitable contribution, general business credit or any other similar item that could reduce a Tax (but, for the avoidance of doubt, shall not mean any Tax basis).

“Tax Authority” means any governmental entity or political or regulatory subdivision thereof that imposes or regulates a Tax and any governmental bureau, agency, department, office, regulatory body, or similar entity to the foregoing responsible for the collection of a Tax or enforcement of a Tax Law.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required Tax payments.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Contest Committee” shall have the meaning provided in Section 10.02(d) of this Agreement.

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax, including any authoritative judicial ruling or regulatory action with respect thereto.

“Tax Opinion” means that certain tax opinion of Hunton Andrews Kurth LLP, dated on or around January 5, 2026 in connection with the Distribution and the D Reorganization.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any Tax Return, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax-Related Losses” means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent (or any Affiliate thereof) or Spinco (or any Affiliate thereof) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, to the extent resulting from the failure of the Distribution to have Qualification Status.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code, the Tax Regulations, or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” means the Distribution, Contribution and the other transactions contemplated by the Separation and Distribution Agreement.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect at a relevant time.

“U.S.” means United States of America.

Section 2. Allocation of Tax Liabilities.

Section 2.01 General Rule.

(a) Parent Liability. Parent shall be responsible and liable for, and shall indemnify and hold harmless Spinco from and against any liability for, Taxes which are allocated to Parent under this Section 2.

(b) Spinco Liability. Spinco shall be responsible and liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes which are allocated to Spinco under this Section 2.

Section 2.02 Allocation of United States Federal Income Tax and Federal Other Tax. Except as provided in Section 2.04, Federal Taxes shall be allocated as follows:

(a) Allocation of Pre-Distribution Federal Income Tax. Except to the extent of a conflict with the provisions of this Agreement, wherever necessary for purposes of this Agreement, (i) for any Pre-Distribution Period that is prior to the effective date of the Contribution (as defined in the Separation and Distribution Agreement), any and all Federal Taxes attributable to Spinco or its assets shall be attributed to Parent, as the sole owner of Spinco as a disregarded entity for tax purposes, and (ii) for any Pre-Distribution Period that is on or after the effective date of the Contribution, any and all Federal Taxes of the Pre-Distribution Affiliated Group with respect to a Pre-Distribution Period shall be allocated between Parent and Spinco in a manner contemplated pursuant to, and consistent with, the methodologies contained in Sections 3 and 4 of that certain Tax Sharing Agreement (with respect to federal tax matters), dated as of May 14, 2019, by and among Parent, T Bancshares, Inc., a Texas corporation and registered bank holding company, and T Bank N.A., a national banking association, a copy of which is attached hereto as Exhibit A.

(b) Allocation of Federal Taxes Among Pre-Distribution Periods and Post-Distribution Periods. For any Pre-Distribution Period that is prior to the effective date of the Contribution (as defined in the Separation and Distribution Agreement), Federal Taxes with respect to any Pre-Distribution Period shall be allocated between Parent and Spinco in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. After the allocation described in Section 2.02(a), for any Post-Distribution Period, (i) Federal Taxes arising in the Post-Distribution Parent Affiliated Group shall be for the account of, and paid by, Parent and (ii) Federal Taxes of Spinco shall be for the account of, and paid by, Spinco.

(c) Allocation of Tax Relating to Parent Federal Consolidated Income Tax Returns. With respect to any Parent Federal Consolidated Income Tax Return, Parent shall be responsible for any and all Federal Income Taxes due or required to be reported on any such Parent Federal Consolidated Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(d) Allocation of Tax Relating to Federal Separate Income Tax Returns. (i) Parent shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Separate Return of Parent or any member of the Parent Group (including any increase in such Tax as a result of a Final Determination); and (ii) Spinco shall be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Separate Return of Spinco (including any increase in such Tax as a result of a Final Determination).

Section 2.03 Allocation of State Income and State Other Taxes. Except as provided in Section 2.05, State Income Tax and State Other Tax shall be allocated as follows:

(a) Allocation of Pre-Distribution State Income Tax and State Other Tax. Except to the extent of a conflict with the provisions of this Agreement, wherever necessary for purposes of this Agreement, (i) for any Pre-Distribution Period that is prior to the effective date of the Contribution (as defined in the Separation and Distribution Agreement), any and all State Income Taxes and State Other Taxes attributable to Spinco or its assets shall be attributed to Parent, as the sole owner of Spinco as a disregarded entity for tax purposes, and (ii) for any Pre-Distribution Period that is on or after the effective date of the Contribution, any and all State Income Taxes and State Other Taxes of the Pre-Distribution Affiliated Group with respect to a Pre-Distribution Period shall be allocated between Parent and Spinco in a manner contemplated pursuant to, and consistent with, the methodologies contained in Sections 3 and 4 of that certain Tax Sharing Agreement (with respect to state tax matters), dated as of May 14, 2019, by and among Parent, T Bancshares, Inc., a Texas corporation and registered bank holding company, and T Bank N.A., a national banking association, a copy of which is attached hereto as Exhibit A.

(b) Allocation of Tax Relating to Parent State Combined Income Tax Returns. Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent State Combined Income Tax Return and any Split Parent State Combined Income Tax Return (including any increase in such Tax as a result of a Final Determination).

(c) Allocation of Tax Relating to Separate Returns. (i) Parent shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax as a result of a Final Determination); and (ii) Spinco shall be responsible for any and all State Income Taxes due with respect to or required to be reported on any Spinco Separate Return (including any increase in such Tax as a result of a Final Determination).

(d) Straddle Period Taxes. For purposes of this Section 2.03, in the case of any Straddle Period, (i) Taxes and exemptions, allowances or deductions that are calculated on an annualized basis shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a daily pro rata basis and (ii) all other Taxes shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a closing of the books basis as of the close of business on the Distribution Date.

(e) Allocation of State Other Tax. To the extent unpaid as of the date of this Agreement, except to the extent otherwise allocated pursuant to Section 2.03(a), and whether arising in a Pre-Distribution Period or a Post-Distribution Period, (i) Parent shall be responsible for any and all State Other Taxes attributable to the Parent Business and (ii) Spinco shall be responsible for any and all State Other Taxes attributable to the Spinco Business.

Section 2.04 Certain Transaction and Other Taxes.

(a) Spinco Liability. Spinco shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for:

(i) Fifty percent (50%) of any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Parent Group or Spinco on the transfers made pursuant to the Separation and Distribution Agreement or any Ancillary Agreements in order to effect the Separation and the Distribution;

(ii) any Tax resulting from a breach by Spinco of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any Tax-Related Losses for which Spinco is responsible pursuant to Section 7.03 of this Agreement.

(b) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless Spinco from and against any liability for:

(i) Fifty percent (50%) of any stamp, sales and use, gross receipts, value-added or other transfer Taxes imposed by any Tax Authority on any member of the Parent Group or Spinco (if Spinco is primarily liable for such Tax) on the transfers made pursuant to the Separation and Distribution Agreement or any Ancillary Agreements in order to effect the Separation and the Distribution;

(ii) any Tax resulting from a breach by Parent of any covenant in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement; and

(iii) any Tax-Related Losses for which Parent is responsible pursuant to Section 7.03 of this Agreement.

Section 3. [Reserved].

Section 4. Preparation and Filing of Tax Returns; Certain Tax Elections.

Section 4.01 General. Except as otherwise provided in this Section 4, any and all Tax Returns shall be properly prepared and timely filed, or caused to be properly prepared and timely filed, when due (including extensions) by the Person obligated to file such Tax Returns under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Section 8 with respect to the preparation and filing of such Tax Returns, including providing information required to be provided in Section 8.

Section 4.02 Parent’s Responsibility. Parent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) Parent Federal Consolidated Income Tax Returns for any and all Tax Periods;

(b) Parent State Combined Income Tax Returns and any other Joint Returns which Parent reasonably determines are required to be filed (or which Parent chooses to be filed) by the Companies or any of their Affiliates for any and all Tax Periods; provided, however, that Parent shall provide written notice to Spinco of such determination to file such Parent State Combined Income Tax Returns or other Joint Returns within 10 business days of Parent’s making such determination;

(c) Parent Separate Returns and Spinco Separate Returns which Parent reasonably determines are required to be filed by the Companies or any of their Affiliates for any and all Tax Periods (limited, in the case of Spinco Separate Returns, to such Returns as are required to be filed for Tax Periods ending on or prior to the Distribution Date), provided, however, that Parent shall provide written notice to Spinco of such determination that Parent Separate Returns and Spinco Separate Returns are required to be filed within 10 business days of such determination;

(d) Split Parent State Combined Income Tax Returns required to be filed for Tax Periods ending on or prior to the Distribution Date; and

(e) To the extent that the date that Parent makes a determination under Section 4.02(b) to file Parent State Combined Income Tax Returns or other Joint Returns or under Section 4.02(c) to file Parent Separate Returns and Spinco Separate Returns and that determination is made less than 60 days prior to the due date for filing such Return, then Parent shall provide written notice to Spinco of such determination within 5 business days of such determination.

Section 4.03 Spinco’s Responsibility. Spinco shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to Spinco other than those Tax Returns which Parent is required to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by Spinco under this Section 4.03 shall include any Spinco Tax Returns required to be filed for Tax Periods ending after the Distribution Date. At Parent’s request, Spinco shall prepare or cause to be prepared the portions of the Tax Returns which Parent is required to prepare and file under Section 4.02 that relate to Spinco and/or the Spinco Business with respect to any Pre-Distribution Period and timely provide such portions of such Tax Returns to Parent.

Section 4.04 Tax Accounting Practices.

(a) General Rule. Except as provided in Section 4.04(b), any Tax Return that Spinco has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.03, for any Pre-Distribution Period shall be prepared in accordance with past practices, including treatment of Tax Items, positions, accounting methods, elections, and conventions (“Past Practices”), used with respect to a Tax Returns (unless there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practices or unless there is no adverse effect to Parent), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practices or there is no adverse effect to Parent), in accordance with reasonable Tax accounting practices selected by Spinco. Spinco agrees to provide Parent with prior written notice of any change in accounting methods, elections or conventions with respect to any taxable period beginning after the Distribution Date to the extent items reported on such Tax Return might reasonably be expected to affect items reported on any Tax Return for any Pre-Distribution Period.

Except as provided in Section 4.04(b), Parent shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 4.02, in accordance with Past Practices (unless there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practices or unless there is no adverse effect to Spinco), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis, as jointly determined by the parties, for the use of such Past Practices or there is no adverse effect to Spinco), in accordance with reasonable Tax accounting practices selected by Parent, provided that, in the case of Spinco Separate Returns prepared and filed pursuant to Section 4.02(c), any such Tax accounting practices selected by Parent shall be reasonably acceptable to Spinco and should not reasonably be expected to affect items reported on any Tax Return for any Pre-Distribution Period.

(b) Reporting of Transactions.

(i) Unless otherwise required by a final determination of an applicable Tax Authority, the tax treatment of the Transactions reported on any Tax Return shall be consistent with the treatment thereof in the Tax Opinion and, specifically, for U.S. federal income tax purposes, it is intended that (x) the Contribution and the Distribution, taken together, qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and (y) the Contribution and the Distribution, taken together, qualify as a distribution of the Spinco Interests to the TA Continuing Shareholders under Section 355(a) of the Code. Each party shall cooperate fully with the others in preparing and filing all Tax Returns and statements required in connection with the transactions contemplated hereby (including any statements required under Treasury Regulation Section 1.355-5) and shall furnish to the others such information and assistance as may reasonably be requested to support the Qualification Status. Each party shall retain and make available all books and records relevant to such treatment for the applicable statute of limitations period. Each party shall promptly notify the others in writing upon becoming aware of any event, fact, or circumstance that could reasonably be expected to impact the Qualification Status, and shall consult in good faith regarding any remedial or protective actions that may be available.

(ii) The Tax treatment of the Transactions reported on any Tax Return for which Spinco is the Responsible Company shall be consistent with that on any Tax Return filed or to be filed by Parent or any member of the Parent Group or caused or to be caused to be filed by Parent, in each case with respect to periods prior to the Distribution Date (“Parent Group Transaction Returns”), to the extent Parent notifies Spinco in writing of such Tax treatment. To the extent there is a Tax treatment relating to the Transactions which is not covered by the Tax Opinion or Parent Group Transaction Returns, the Tax treatment to be reported on any Tax Return shall be determined by Parent and the Responsible Company shall not take any position on any Tax Return that is inconsistent with such determination, provided that if (x) there is no reasonable basis, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, for the Tax treatment determined by Parent, or (y) such Tax treatment is inconsistent with the Tax treatment contemplated in the Tax Opinion and/or the Parent Group Transaction Returns, then such Tax Return shall be submitted for review pursuant to Section 4.06 (a), and any dispute regarding such proper Tax treatment shall be referred for resolution pursuant to Section 14, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the Tax Return.

Section 4.05 Consolidated or Combined Tax Returns.

(a) Spinco will elect and join, and will cause its respective Affiliates to elect and join, in filing any Parent State Combined Income Tax Returns, Split Parent State Combined Income Tax Returns and any Joint Returns that Parent determines are required to be filed or that Parent chooses to file pursuant to Sections 4.02(b) and 4.05(b). With respect to any Spinco Separate Returns relating to any Tax Period (or portion thereof) ending on or prior to the Distribution Date, Spinco will elect and join, and will cause its respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if Parent reasonably determines that the filing of such Tax Returns is consistent with past reporting practices, or, in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns, including as a result of the Contribution (as a result of which Spinco will join the Parent Group as of the date of the Contribution).

(b) At Parent’s discretion, Parent may amend any Parent State Combined Income Tax Return or propose in respect of an audit of any Parent State Combined Income Tax Return, or use any other means available, including filing additional Spinco Separate Returns, in order to separate such Parent State Combined Income Tax Return into one or more consolidated, unitary or combined state income Tax Returns (each a “Split Parent State Combined Income Tax Return”), provided that, if such action would increase the liability of Spinco for Taxes for which Spinco is responsible under this Agreement, then Parent shall either not take such action without the prior consent of Spinco (such consent not to be unreasonably withheld, conditioned or delayed) or shall not be permitted to seek indemnity from Spinco with respect to such additional Taxes under this Agreement. Subject to the foregoing provision, Spinco shall reasonably cooperate with Parent in the filing of any additional Spinco Separate Returns, including by providing any necessary powers of attorney, signing Tax Returns, amending any Tax Returns that Spinco has the obligation and right to prepare and file pursuant to Section 4.03 and complying with its obligations under Section 8 hereof.

Section 4.06 Right to Review Tax Returns.

(a) General. The Responsible Company with respect to any material Tax Return shall make such Tax Return and related workpapers available for review by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to be liable, (ii) such Tax Return relates to Taxes and the requesting party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Return and shall use its reasonable best efforts to have such Tax Return modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and whether the amount of Tax liability with respect to such Tax Return is material. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Return. For purposes of this Section 4.06(a), a Tax Return is “material” if it could reasonably be expected to reflect (A) Tax liability equal to or in excess of $500,000, (B) a credit or credits equal to or in excess of $500,000 or (C) a loss or losses equal to or in excess of $1.5 million. Notwithstanding anything to the contrary in this Agreement, Parent shall not be required to provide Spinco with any Parent Federal Consolidated Income Tax Returns, Parent State Combined Income Tax Returns or Parent Separate Returns, or any workpapers related to such Tax Returns, except for workpapers that relate solely to Spinco and are necessary for Spinco to fulfill its responsibilities under Section 4.03.

(b) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by Tax Law to be signed by the other Company (or by its authorized representative), the Company which is legally required to sign such Tax Return shall not be required to sign such Tax Return under this Agreement if there is no reasonable basis, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, for the Tax treatment of any item reported on the Tax Return or the Tax treatment of any item reported on the Tax Return should, in the opinion of a Tax advisor from a nationally recognized legal, accounting or professional tax services firm, subject the other Company (or its authorized representatives) to material penalties.

Section 4.07 Spinco Carrybacks and Claims for Refund. Spinco hereby agrees that, unless Parent consents in writing, (i) no Adjustment Request with respect to any Joint Return (or any Return of Other Taxes described in clause (II) of Section 5.01) shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Joint Return (or any Return of Other Taxes described in clause (II) of Section 5.01), any Spinco Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Spinco Carryback; provided, however, that the parties agree that any such Adjustment Request shall be made with respect to any Spinco Carryback related to U.S. federal or State Taxes, upon the reasonable request of Spinco, if such Spinco Carryback is necessary to prevent the loss of the federal and/or State Tax Benefit of such Spinco Carryback (including, but not limited to, an Adjustment Request with respect to a Spinco Carryback of a federal or State capital loss arising in a Post-Distribution Period to a Pre-Distribution Period) and such Adjustment Request, based on Parent’s sole, reasonable determination, will cause no material Tax detriment to Parent, the Parent Group or any member of the Parent Group. Any Adjustment Request which Parent consents to make under this Section 4.07 shall be prepared and filed by the Responsible Company for the Tax Return to be adjusted.

Section 4.08 Apportionment of Earnings and Profits and Tax Attributes. For Federal Income Tax purposes (and any similar State Income Tax purposes), Parent shall in good faith determine the amount of, and then allocate or apportion, earnings and profits and Tax Attributes, in each case, as of the Distribution Time, among Parent and the Parent Group, on the one hand, and Spinco, on the other hand, in accordance with the Code, Treasury Regulations, and other applicable Tax Laws. Parent shall in good faith advise Spinco in writing of the portion of any and all earnings and profits and Tax Attribute, or other consolidated, combined or unitary attribute which Parent has so allocated or apportioned to Spinco in accordance with applicable Tax Law. Spinco shall prepare all Tax Returns for any Post-Distribution Period in accordance with such written notice. In the event that any temporary or final amendments to Treasury Regulations with respect to the allocations and apportionments described in this Section 4.08 are promulgated after the date of this Agreement that provide for any election to apply such regulations retroactively, then any such election shall be made only to the extent that Parent and Spinco both agree to make such election. As soon as practicable after receipt of a written request from Spinco, Parent shall provide copies of any studies, reports, and workpapers supporting the allocation or apportionment of earnings and profits and Tax Attributes to Spinco. Any dispute regarding the allocation or apportionment of such earnings and profits or any Tax Attribute shall be resolved pursuant to the provisions of Section 14 of this Agreement. All Tax Returns that are required to be filed under this Agreement after such resolution shall be filed in accordance with such resolution. In the event of a subsequent adjustment to the earnings and profits or any Tax Attributes determined in good faith by Parent, Parent shall promptly notify Spinco in writing of such adjustment. For the absence of doubt, Parent shall not be liable to Spinco for any failure of any determination in good faith under this Section 4.08 to be accurate under applicable Tax Law.

Section 4.09 Protective Section 336(e) Election. Parent and Spinco agree that one or more protective elections under Section 336(e) of the Code and the Treasury Regulations promulgated thereunder and under any comparable provisions of state, local or foreign law (each, a “Section 336(e) Election”) may be made with respect to the Transactions. Spinco shall join with Parent and/or any relevant member of the Parent Group, as applicable, in the making of any such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to any such election (including making any other related election). If a Section 336(e) Election is made with respect to the Transactions, then this Agreement shall be amended in such a manner as is determined by Parent in good faith to take into account such Section 336(e) Election(s).

Section 5. Tax Payments.

Section 5.01 Payment of Taxes With Respect to Joint Returns (other than a Parent Federal Consolidated Income Tax Return with respect to a Post-Distribution Period) and Certain Returns of Other Taxes. In the case of (I) any Joint Return (including any Parent Federal Consolidated Income Tax Return and any Parent State Combined Income Tax Return but excluding any Parent Federal Consolidated Tax Return with respect to a Post-Distribution Period) and (II) any Return of Other Taxes reflecting both Taxes for which Parent is responsible under Section 2 and Taxes for which Spinco is responsible under Section 2:

(a) Computation and Payment of Tax Due. The Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices, as applicable) with respect to such Tax Return on such Payment Date. The Responsible Company shall pay such amount to such Tax Authority on or before such Payment Date (and provide notice and proof of payment to the other Company).

(b) Computation and Payment of Estimated and True-up Tax Payments.

(i) Estimated Tax Payments.

(A) Computation and Payment of Estimated Federal Income Taxes Due for a Pre-Distribution Tax Period. Not later than five (5) business days prior to the estimated tax installment date (as prescribed in Section 6655(c) of the Code) following the date hereof for a Parent Federal Consolidated Income Tax Return with respect to a Pre-Distribution Tax Period, Parent shall determine under Section 6655 of the Code the estimated amount of the Parent’s estimated federal income tax installment payment that is properly allocable to Spinco for the Pre-Distribution Tax Period; provided that Spinco shall not be allocated any amount that is attributable to a date that is prior to the Cut Off Date. Parent shall provide Spinco with a copy of this calculation at least five (5) business days prior to the estimated tax installment date determined above. Spinco shall then pay to Parent, not later than such estimated tax installment date, the amount thus determined.

(B) Computation and Payment of Estimated Non-Federal Combined Taxes for a Pre-Distribution Tax Period. Not later than five (5) business days prior to any estimated tax installment date (as prescribed by applicable Tax Law) following the date hereof with respect to a Parent-State Combined Income Tax Return with respect to a Pre-Distribution Tax Period, Parent shall determine the estimated amount of the related installment tax payment that is properly allocable to Spinco for that Pre-Distribution Tax Period; provided that Spinco shall not be allocated any amount that is attributable to a date that is prior to the Cut Off Date. Parent shall provide Spinco with a copy of this calculation at least five (5) business days prior to the estimated tax installment date determined above. Spinco shall then pay to Parent, not later than such estimated tax installment date, the amount thus determined.

(ii) True-up Tax Payments for Pre-Distribution Tax Periods.

(A) Federal Income Taxes. Not later than thirty (30) business days after the filing of a Parent Federal Consolidated Income Tax Return with respect to a Pre-Distribution Tax Period, Parent shall deliver to Spinco a pro forma Spinco Tax Return or other comparable schedule reflecting the Spinco’s liability (if any) for Federal Income Tax for such Pre-Distribution Tax Period and Spinco’s estimated tax payments (if any) made either prior to the Distribution or under Section 5(b)(i) above with respect to such Pre-Distribution Tax Period. Not later than five (5) business days following the delivery of such pro forma Spinco Tax Return or other schedule, Spinco shall pay to Parent, or Parent shall pay to Spinco, as appropriate, an amount equal to the difference, if any, between the Spinco liability for Federal Income Tax for such taxable period and the aggregate amount paid by Spinco with respect to such taxable period prior to the Distribution and under Section 5(b)(i) above.

(B) Non-Federal Combined Taxes. Not later than thirty (30) business days after the filing of a Parent-State Combined Return with respect to a Pre-Distribution Tax Period, Parent shall deliver to Spinco a pro forma Spinco Tax Return or other comparable schedule reflecting the Spinco’s state or foreign income tax liability (if any) for such Pre-Distribution Tax Period and Spinco’s estimated tax payments (if any) made either prior to the Distribution or under Section 5(b)(ii) above with respect to such Pre-Distribution Tax Period. Not later than five (5) business days following the delivery of such pro forma Spinco Tax Return or other schedule, Spinco shall pay to Parent, or Parent shall pay to Spinco, as appropriate, an amount equal to the difference, if any, between Spinco combined state or foreign tax liability for such taxable period and the aggregate amount paid by Spinco with respect to such taxable period prior to the Distribution and under Section 5(b)(ii) above.

(c) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Tax Return, the Responsible Company shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Return required to be paid as a result of such adjustment pursuant to a Final Determination; provided that Spinco shall not be required to pay any Tax that is attributable to a date that is prior to the Cut Off Date. The Responsible Company shall compute the amount attributable to Spinco in accordance with Section 2 and Spinco shall pay to Parent any amount due Parent (or Parent shall pay Spinco any amount due to Spinco) under Section 2 within 30 days from the later of (i) the date the additional tax was paid by the Responsible Company or (ii) the date of receipt of a written notice and demand from the Responsible Company for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.01(d) shall include interest computed in accordance with Section 15.

Section 5.02 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Company or a member of such Company’s Group with respect to a Separate Return of Income Taxes and with respect to a Separate Return of Other Taxes (provided that Separate Returns of Other Taxes described in clause (II) of Section 5.01 shall be governed by Section 5.01).

Section 5.03 Indemnification Payments.

(a) If any Company (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Person (the “Required Party”) is responsible for under this Agreement, the Required Party shall pay the Payor the amount of such Tax (and any other amount required to be paid by the Required Party to the Payor pursuant to this Agreement in connection with such payment) no later than 5 days prior to the due date for payment of such amount by the Payor to the applicable Tax Authority (including any applicable extensions).

(b) All indemnification payments under this Agreement shall be made by Parent directly to Spinco and by Spinco directly to Parent; provided, however, that if the Companies mutually agree with respect to an indemnification payment, any member of the Parent Group may make such indemnification payment to Spinco, and vice versa.

Section 6. Tax Benefits.

Section 6.01 Tax Benefits.

(a) Except as set forth below, Parent shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Parent is liable hereunder, Spinco shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Income Taxes and Other Taxes for which Spinco is liable hereunder and a Company receiving a refund to which another Company is entitled hereunder shall pay over such refund to such other Company within 30 days after such refund is received (together with interest computed in accordance with Section 15).

(b) If Spinco actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which a member of the Parent Group is liable hereunder (or to any Tax Attribute of a member of the Parent Group) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), or if a member of the Parent Group actually realizes in cash any Tax Benefit as a result of an adjustment pursuant to a Final Determination to any Taxes for which Spinco is liable hereunder (or to any Tax Attribute of Spinco) and such Tax Benefit would not have arisen but for such adjustment (determined on a “with and without” basis), Spinco or Parent, as the case may be, shall make a payment to either Parent or Spinco, as appropriate, within 30 days following such actual realization of the Tax Benefit, in an amount equal to such Tax Benefit actually realized in cash (including any Tax Benefit actually realized as a result of the payment), plus interest on such amount computed in accordance with Section 15 based on the number of days from the date of such actual realization of the Tax Benefit to the date of payment of such amount under this Section 6.01(b).

(c) No later than 30 days after a Tax Benefit described in Section 6.01(b) is actually realized in cash by a member of the Parent Group or Spinco, Parent (if a member of the Parent Group actually realizes such Tax Benefit) or Spinco (if Spinco actually realizes such Tax Benefit) shall provide the other Company with a written calculation of the amount payable to such other Company by Parent or Spinco pursuant to this Section 6. In the event that Parent or Spinco disagrees with any such calculation described in this Section 6.01(c), Parent or Spinco shall so notify the other Company in writing within 30 days of receiving the written calculation set forth above in this Section 6.01(c). Parent and Spinco shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 6 shall be determined in accordance with the disagreement resolution provisions of Section 14 as promptly as practicable.

(d) Spinco shall be entitled to any refund that is attributable to, and would not have arisen but for, an Spinco Carryback pursuant to the proviso set forth in Section 4.07. Any such payment of such refund made by Parent to Spinco pursuant to this Section 6.01(d) shall be recalculated in light of any Final Determination (or any other facts that may arise or come to light after such payment is made, such as a carryback of a Parent Group Tax Attribute to a Tax Period in respect of which such refund is received) that would affect the amount to which Spinco is entitled, and an appropriate adjusting payment shall be made by Spinco to Parent such that the aggregate amounts paid pursuant to this Section 6.01(d) equals such recalculated amount (with interest computed in accordance with Section 15).

Section 7. Qualification Status.

Section 7.01 Tax Opinion and Representation Letters. Parent hereby represents and agrees that (a) relevant members of management of appropriate stature have read the Parent Representation Letter and (b) subject to any qualifications therein, all information contained in the Parent Representation Letter is and will be true, correct and complete. Spinco hereby represents and agrees that (a) relevant members of management of appropriate stature have read each Spinco Representation Letter and (b) subject to any qualifications therein, all information contained in such Spinco Representation Letters is and will be true, correct and complete. Each party acknowledges and agrees that Hunton Andrews Kurth LLP may rely upon the representations, warranties, covenants, and agreements set forth in this Agreement (and in any certificates or instruments delivered in connection herewith) in rendering the Tax Opinion, and that each party will execute and deliver such additional officer’s certificates or other documents as such counsel may reasonably request in connection with the Tax Opinion.

Section 7.02 Restrictions on Spinco.

(a) Each of Spinco and the TA Continuing Shareholders agrees that it will not take or fail to take, or permit any Affiliate of Spinco to take or fail to take, any action where such action or failure to act would be inconsistent with, or cause to be untrue, any material, information, covenant, or representation in either Spinco Representation Letter or the Tax Opinion. Spinco agrees that it will not take or fail to take, or permit any Affiliate of Spinco, to take or fail to take, any action which prevents or could reasonably be expected to prevent the Qualification Status, including, in the case of Spinco, issuing any Spinco Capital Stock that would prevent the Contribution and Distribution, taken together, from meeting the requirements to qualify under Section 355 of the Code or Section 368(a)(1)(D) of the Code.

(b) Each of Spinco and the TA Continuing Shareholders agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code and (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, in each case, taking into account Section 355(b)(3) of the Code.

(c) Each of Spinco and the TA Continuing Shareholders agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it will not undertake any restructuring involving Spinco including, without limitation, any merger or liquidation, therein, or any arrangement or series of transactions (i) pursuant to which a Fifty-Percent or Greater Interest of Spinco would be acquired or treated as acquired, or (ii) that might reasonably impact the Qualification Status of the Contribution and Distribution (including by reason of materially increasing the risk that the Split-Off would be treated as a “device” to distribute the earnings and profits of Parent or Spinco) without the prior written consent of Parent.

(d) Each of Spinco and the TA Continuing Shareholders agrees that it will not take any action that would cause Parent to fail to satisfy the “control” requirement of Section 368(c) of the Code with respect to the Distribution.

(e) Spinco agrees that it will not make any election under the Code or Treasury Regulations (including under Treasury Regulation Section 301.7701-3) or take any accounting position inconsistent with the Qualification Status of the Contribution and Distribution.

Section 7.03 Liability for Tax-Related Losses.

(a) Subject to Section 7.03(c), each of Spinco and the TA Continuing Shareholders shall be responsible for, and shall jointly indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of Spinco’s stock or its assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Spinco with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that (x) cause the Contribution or the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, at any time or over a period of time, directly or indirectly stock of Spinco representing a Fifty-Percent or Greater Interest therein, or (y) might reasonably impact the Qualification Status of the Contribution and Distribution (including by reason of materially increasing the risk that the Split-Off would be treated as a “device” to distribute the earnings and profits of Parent or Spinco), (C) any action or failure to act by Spinco after the Distribution (including, without limitation, any amendment to Spinco’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Spinco stock (including, without limitation, through the conversion of one class of Spinco Capital Stock into another class of Spinco Capital Stock), (D) any act or failure to act by Spinco or any Spinco Affiliate described in Section 7.02, or (E) any breach by Spinco of its agreement and representation set forth in Section 7.01 or any Spinco Representation Letter.

(b) Subject to Section 7.03(c), Parent shall be responsible for, and shall indemnify and hold harmless Spinco and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Contribution or the Distribution) of all or a portion of Parent’s stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by Parent with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that (x) cause the Contribution or the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Parent representing a Fifty-Percent or Greater Interest therein, or (y) might reasonably impact the Qualification Status of the Contribution and Distribution (including by reason of materially increasing the risk that the Split-Off would be treated as a “device” to distribute the earnings and profits of Parent or Spinco), or (C) any breach by Parent of its agreement and representation set forth in Section 7.01 or the Parent Representation Letter.

(c) Tax-Related Losses

(i) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 7.03(a) and (b), responsibility for such Tax-Related Loss shall be shared by Parent, Spinco, and the TA Continuing Shareholders according to relative fault.

(ii) Notwithstanding anything in Section 7.03(b) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Parent) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Spinco (or any Spinco Affiliate) by any means whatsoever by any Person or any action or failure to act by Spinco and/or the TA Continuing Shareholders affecting the voting rights of Spinco stock, Spinco and/or the TA Continuing Shareholders shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(iii) Notwithstanding anything in Section 7.03(a) or (c)(i) or any other provision of this Agreement or the Separation and Distribution Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Spinco) and (II) any other Tax-Related Loss resulting (for the absence of doubt, in whole or in part) from an acquisition after the Distribution of any stock or assets of Parent (or any Parent Affiliate) by any means whatsoever by any Person, Parent shall be responsible for, and shall indemnify and hold harmless Spinco and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(d) Spinco and the TA Continuing Shareholders shall pay Parent the amount of any Tax-Related Losses for which Spinco and the Continuing Shareholders are responsible under this Section 7.03: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date Parent files, or causes to be filed, the applicable Tax Return for the year of the Distribution (the “Filing Date”), provided that Parent delivers timely notice to Spinco of the amount of such Tax-Related Losses then due and owing by Spinco and/or the TA Continuing Shareholders, as applicable (provided that if such Tax-Related Losses arise pursuant to a Final Determination described in clause (a), (b) or (c) of the definition of “Final Determination,” then Spinco and/or the TA Continuing Shareholders, as applicable, shall pay Parent no later than ten days after the date of such Final Determination with interest calculated in accordance with Section 15) and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than ten days after the date Parent delivers Spinco with notice that is has paid such Tax-Related Losses and the amount of such Tax-Related Losses then due and owing by Spinco. Parent shall pay Spinco the amount of any Tax-Related Losses (described in clause (ii) or (iii) of the definition of Tax-Related Loss) for which Parent is responsible under this Section 7.03 no later than ten days after the date Spinco and/or the TA Continuing Shareholders, as applicable, pays such Tax-Related Losses.

(e) For purposes of calculating the amount and timing of any Tax-Related Loss for which Spinco and/or the TA Continuing Shareholders are responsible under this Section 7.03, Tax-Related Losses shall be calculated by assuming that Parent, the Post-Distribution Parent Affiliated Group and each member of the Parent Group (I) pay Tax at the highest marginal applicable Tax rates in effect with respect to the Taxes to which the Tax-Related Losses relate in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(f) For purposes of calculating the amount and timing of any Tax-Related Loss for which Parent is responsible under this Section 7.03, Tax-Related Losses shall be calculated by assuming that Spinco (I) pays Tax at the highest marginal applicable Tax rates in effect with respect to the Taxes to which the Tax-Related Losses relate in each relevant taxable year and (II) has no Tax Attributes in any relevant taxable year.

Section 8. Assistance and Cooperation.

Section 8.01 Assistance and Cooperation.

(a) The Companies shall cooperate (and cause their respective Affiliates to cooperate) in good faith using commercially reasonable efforts with each other and with each other’s agents and service providers, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed, (v) any matters related to the Qualification Status, and (vi) any other matters contemplated by this Agreement. Such cooperation shall include making all information and documents in their possession relating to the other Company and its Affiliates available to such other Company as provided in Section 9. Each of the Companies shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents and service providers of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

(b) Any information or documents provided under this Section 8 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any provision of this Agreement or any other agreement, (i) neither Parent nor any Parent Affiliate shall be required to provide Spinco or any Spinco Affiliate or any other Person access to or copies of any information or procedures (including the proceedings of any Tax Contest) other than information or procedures that relate solely to Spinco, the business or assets of Spinco or any Spinco Affiliate and (ii) in no event shall Parent or any Parent Affiliate be required to provide Spinco, any Spinco Affiliate or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Parent determines that the provision of any information to Spinco or any Spinco Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to permit compliance with its obligations under this Section 8 in a manner that avoids any such harm or consequence. If Spinco determines that the provision of any information to Parent or any Parent Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the parties shall use reasonable best efforts to avoid any such harm or consequences.

Section 8.02 Income Tax Return Information.

(a) Parent and Spinco acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or Spinco pursuant to Section 8.01, this Section 8.02, or any other provision of this Agreement. Parent and Spinco acknowledge that failure to conform to the deadlines set forth herein or reasonable deadlines otherwise set by Parent or Spinco could cause irreparable harm.

(b) Each Company shall provide to the other Company information and documents relating to its Group required by the other Company to prepare Tax Returns. Any information or documents the Responsible Company requires to prepare such Tax Returns shall be provided in such form as the Responsible Company reasonably requests and, to the extent practicable, in sufficient time for the Responsible Company to timely file such Tax Returns.

Section 8.03 Reliance by Parent. If Spinco supplies information to a member of the Parent Group in connection with a Tax liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of Spinco (or any officer of Spinco as designated by the chief financial officer of Spinco) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Spinco agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to Spinco having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax liability.

Section 8.04 Reliance by Spinco. If any member of the Parent Group supplies information to Spinco in connection with a Tax liability and an officer of Spinco signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of Spinco identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless Spinco and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, Spinco with inaccurate or incomplete information in connection with a Tax liability.

Section 9. Tax Records.

Section 9.01 Retention of Tax Records. Each Company shall preserve and keep all Tax Records relating to it and its Affiliates for Pre-Distribution Periods, and Parent shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Distribution Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations and (ii) seven years after the Distribution Date (such later date, with respect to each Tax Record, the “Retention Date”). After the Retention Date, each Company may dispose of such Tax Records. If, prior to the Retention Date, a Company reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 9 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Company agrees in writing, then such first Company may dispose of such Tax Records upon 90 days’ prior written notice to the other Company.

Section 9.02 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Company and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor access during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Company in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement, and in all events subject to such reasonable requirements as the providing party’s information technology department may impose to ensure compliance with such party’s data protection policies.

Section 10. Tax Contests.

Section 10.01 Notice. A Company shall provide prompt notice to the other Company of any written communication from a Tax Authority regarding any initiated, pending, or threatened Tax audit, assessment, proceeding, or other Tax Contest of which the first Company becomes aware related to Taxes for Tax Periods for which the first Company is indemnified by the other Company or for which the other Company is responsible hereunder. Such notice shall attach copies of the pertinent portion of any written communication and other documents received from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability and the indemnifying party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 10.02 Control of Tax Contests.

(a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Return (other than a Separate Return of Other Taxes described in clause (II) of Section 5.01), the Company with respect to which the Separate Return relates shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

(b) Parent Federal Consolidated Income Tax Return. In the case of any Tax Contest with respect to any Parent Federal Consolidated Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(f) and (g) below.

(c) Parent State Combined Income Tax Return. In the case of any Tax Contest with respect to any Parent State Combined Income Tax Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 10.02(f) and (g) below.

(d) Joint Returns and Certain Other Returns. In the case of any Tax Contest with respect to (I) any Joint Return, other than any Parent Federal Consolidated Income Tax Return or any Parent State Combined Income Tax Return or (II) any Return of Other Taxes described in clause (II) of Section 5.01, (i) Parent shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Parent Adjustment, including settlement of any such Parent Adjustment and (ii) Spinco shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Spinco Adjustment, including settlement of any such Spinco Adjustment, and (iii) the Tax Contest Committee shall control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any Parent Adjustment or Spinco Adjustment. The “Tax Contest Committee” shall be comprised of two persons, one person selected by Parent (as designated in writing to Spinco) and one person selected by Spinco (as designated in writing to Parent). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the unanimous approval of both persons serving on the committee. In the event the Tax Contest Committee shall be deadlocked on any matter, the provisions of Section 14 of this Agreement shall apply.

(e) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 10.02(a), (b), (c) or (d), “Controlling Party” means the Company entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Company.

(f) Tax Contest Participation. Unless waived by the parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment (or any payment under Section 6) to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 10.02(g) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(g) Power of Attorney. Spinco shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Party) described in this Section 10. Each member of the Parent Group shall execute and deliver to Spinco any power of attorney or other similar document requested by Spinco (or such designee) in connection with any Tax Contest (as to which Spinco is the Controlling Party) described in this Section 10.

Section 11. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall be effective as of the date hereof. As of the Distribution Time (i) all prior intercompany Tax allocation agreements or arrangements including Parent and Spinco shall be terminated and (ii) amounts due under such agreements as of the date hereof shall be settled. Upon such termination and settlement, no further payments by or to Parent or by or to Spinco, with respect to such Tax agreements shall be made, and all other rights and obligations resulting from such Tax agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such Tax agreements shall be disregarded for purposes of computing amounts due under this Agreement; provided that to the extent appropriate, as determined by Parent, payments made pursuant to such agreements shall be credited to Spinco or Parent, respectively, in computing their respective obligations pursuant to this Agreement, in the event that such payments relate to a Tax liability that is the subject matter of this Agreement for a Tax Period that is the subject matter of this Agreement.

Section 12. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 13. Treatment of Payments; Tax Gross Up.

Section 13.01 Treatment of Tax Indemnity and Tax Benefit Payments.

(a) Any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

(b) Any Tax Benefit payments made by a Company under Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Deconsolidation (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability.

Section 13.02 Tax Gross Up. If notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

Section 13.03 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company (“Indemnitor”) makes a payment of interest to another Company (“Indemnitee”) under this Agreement with respect to the period from the date that the Indemnitee made a payment of Tax to a Tax Authority to the date that the Indemnitor reimbursed the Indemnitee for such Tax payment, the interest payment shall be treated as interest expense to the Indemnitor (deductible to the extent provided by Tax Law) and as interest income by the Indemnitee (includible in income to the extent provided by Tax Law). The amount of the payment shall not be adjusted under Section 2.02 to take into account any associated Tax Benefit to the Indemnitor or increase in Tax to the Indemnitee.

Section 14. Disagreements. The Companies mutually desire that friendly collaboration will continue between them. Accordingly, they will try, and they will cause their respective Group members to try, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (other than a High-Level Dispute) (a “Tax Advisor Dispute”) between any member of the Parent Group and Spinco as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Companies shall negotiate in good faith to resolve the Tax Advisor Dispute. If such good faith negotiations do not resolve the Tax Advisor Dispute, then the matter, upon written request of either Company, will be referred for resolution to senior executives, which executives will make a good faith effort to resolve the Tax Advisor Dispute. If the senior executives do not agree to a resolution of a Tax Advisor Dispute within thirty (30) days after the reference of the Tax Advisor Dispute to it, then the matter will be referred to a Tax Advisor acceptable to each of the Companies. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Companies of its resolution of any such Tax Advisor Dispute as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Companies. Following receipt of the Tax Advisor’s written notice to the Companies of its resolution of the Tax Advisor Dispute, the Companies shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. In accordance with Section 16, each Company shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Tax Advisor. All fees and expenses of the Tax Advisor in connection with such referral shall be shared equally by the Companies. Nothing in this Section 14 will prevent either Company from seeking injunctive relief if any delay resulting from the efforts to resolve the Tax Advisor Dispute through the senior executives and the Tax Advisor (or any delay resulting from the efforts to resolve any High-Level Dispute) could result in serious and irreparable injury to either Company. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, Parent and Spinco are the only members of their respective Group entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and Spinco will cause its respective Group members not to commence any dispute resolution procedure other than through such party as provided in this Section 14.

Section 15. Late Payments. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) and that are not otherwise setoff against amounts owed by one party to the other party will bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate for large corporate underpayments set forth in Section 6621(c) of the Code. Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 16. Expenses. Except as otherwise provided in this Agreement, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 17. General Provisions.

Section 17.01 Addresses and Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 17.01: (a) personal delivery; (b) email, facsimile, or telecopy transmission with a reasonable method of confirming transmission; (c) commercial overnight courier with a reasonable method of confirming delivery; or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 17.01 and shall be deemed given on the date that the intended addressee actually receives the notice.

If to Parent, to:	Tectonic Financial, Inc.
600 Travis Street, 59th Floor
Houston, TX 77002
Attention: A. Haag Sherman
	Email:	hsherman@tectonicfinancial.com

With copies to:	Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, TX 75202
Attention: Alex McGeoch
Beth A. Whitaker
	Email:	amcgeoch@hunton.com
bwhitaker@hunton.com

If to Spinco, to:	Tectonic Advisors, LLC
17 Cowboys Way, Suite 300
Frisco, Texas 75034
Attention: Hunter Satterfield
	Email:	hunter@cainwatters.com

With copies to:	Winstead PC
2728 N. Harwood Street, Suite 500
Dallas, Texas 75201
Attention: Bill Ouska, Trip Dyer
	Email:	bouska@winstead.com; pdyer@winstead.com

If to the TA Continuing Shareholders:

To the address of such TA Continuing Shareholder(s) set forth in the signature block hereto, with a copy to:

Mr. Hunter Satterfield
17 Cowboys Way, Suite 300
Frisco, Texas 75034
Email:	hunter@cainwatters.com

A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

Section 17.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 17.03 Waiver. The parties may waive a provision of this Agreement only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 17.04 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable.

Section 17.05 Authority. Each of the parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 17.06 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 10.

Section 17.07 Integration. This Agreement, together with each of the exhibits and schedules appended hereto, constitutes the final agreement between the parties, and is the complete and exclusive statement of the parties’ agreement on the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties with respect to the matters contained herein are superseded by this Agreement, as applicable. In the event of any inconsistency between this Agreement and the Separation and Distribution Agreement, or any other agreements relating to the transactions contemplated by the Separation and Distribution Agreement, with respect to matters addressed herein, the provisions of this Agreement shall control.

Section 17.08 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. Unless otherwise indicated, all “Section” references in this Agreement are to sections of this Agreement.

Section 17.09 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 17.10 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of the parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

Section 17.11 Governing Law. The internal laws of the State of Texas (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 17.12 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the parties irrevocably (and the parties will cause each other member of their respective Group to irrevocably) (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Collin County, Texas, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient, and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

Section 17.13 Amendment. Except as otherwise expressly provided herein with respect to the Schedules hereto, the parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 17.14 Spinco Subsidiaries. If, at any time, Spinco acquires or creates one or more subsidiaries, they shall be subject to this Agreement and all references to Spinco herein shall thereafter include a reference to such subsidiaries.

Section 17.15 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto (including but not limited to any successor of Parent or Spinco succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 17.16 Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

[Signature Pages to Follow Immediately]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

PARENT:

Tectonic Financial, Inc.

By:	/s/ A. Haag Sherman
Name:	A. Haag Sherman
Title:	Chief Executive Officer

SPINCO:

Tectonic Advisors, LLC

By:	/s/ Michelle Baird
Name:	Michelle Baird
Title:	Manager and Chief Financial Officer

[Signature Page to Tax Matters Agreement]

In Witness Whereof, each of the undersigned, as a TA Continuing Shareholder, hereby executes this Agreement as of the date first set forth above.

TA CONTINUING SHAREHOLDERS:

Brian R. Bortz

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Brian R. Bortz
Name:	Brian R. Bortz

Steven L. Cain

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Steven L. Cain
Name:	Steven L. Cain

Steven B. Clapp

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Steven B. Clapp
Name:	Steven B. Clapp

Judson S. Crawford

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Judson S. Crawford
Name:	Judson S. Crawford

[Signature Page to Tax Matters Agreement]

Timothy B. Greaves

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Timothy B. Greaves
Name:	Timothy B. Greaves

Toni D. Lee

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Toni D. Lee
Name:	Toni D. Lee

Charles Loretto

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Charles Loretto
Name:	Charles Loretto

Thomas R. Sanders

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Thomas R. Sanders
Name:	Thomas R. Sanders

[Signature Page to Tax Matters Agreement]

Hunter Satterfield

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Hunter Satterfield
Name:	Hunter Satterfield

Daniel C. Wicker

Address: c/o Cain Watters
17 Cowboys Way, Ste 300
Frisco, Texas 75034

By:	/s/ Daniel C. Wicker
Name:	Daniel C. Wicker

[Signature Page to Tax Matters Agreement]